Filed Pursuant to Rule 424(b)(4)
Registration No. 333-283725

8,000,000 Shares

Common Stock

We are offering 7,300,000 shares of our common stock. Charming Jade Limited, the selling stockholder identified in this prospectus, is offering an additional 700,000 shares of our common stock. We will not receive any proceeds from the sale of shares to be offered by the selling stockholder.

Our common stock is listed on the Nasdaq Global Select Market (Nasdaq) under the symbol “CGON.” On December 12, 2024, the last reported sale price of our common stock on Nasdaq was $28.87 per share.

We are an emerging growth company and a smaller reporting company under the federal securities laws and, as such, have elected to comply with certain reduced public company reporting requirements.

Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” beginning on page 12.

	Per Share	Total
Public offering price	$28.00	$224,000,000
Underwriting discounts and commissions(1)	$1.68	$13,440,000
Proceeds, before expenses, to us	$26.32	$192,136,000
Proceeds, before expenses, to the selling stockholder	$26.32	$18,424,000

(1)	We refer you to the section titled “Underwriting” beginning on page 31 of this prospectus for additional information regarding underwriting compensation.

We have granted the underwriters an option for a period of 30 days to purchase from us up to an additional 1,200,000 shares of our common stock.

The underwriters expect to deliver the shares of common stock to purchasers on December 16, 2024.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Morgan Stanley	Goldman Sachs & Co. LLC	TD Cowen	Stifel

LifeSci Capital

The date of this prospectus is December 12, 2024

Neither we, the selling stockholder nor the underwriters have authorized anyone to provide you with information other than that contained or incorporated by reference in this prospectus, or any free writing prospectus prepared by or on behalf of us or to which we have referred you. We, the selling stockholder and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We, the selling stockholder and the underwriters are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained or incorporated by reference in this prospectus, or any free writing prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document filed with the Securities and Exchange Commission before the date of this prospectus and incorporated by reference in this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in a document incorporated by reference is inconsistent with a statement in another document incorporated by reference having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

For investors outside of the United States: Neither we, the selling stockholder nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of our common stock and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in our common stock. Before investing in our common stock, you should carefully read this entire prospectus, including the information in the section titled “Risk Factors” appearing in this prospectus and in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2023 (Annual Report) and our Quarterly Report on Form 10-Q for the three months ended September 30, 2024 (Quarterly Report), each incorporated by reference in this prospectus. Unless the context requires otherwise, references in this prospectus to “CG Oncology,” the “Company,” “we,” “us,” and “our” refer to CG Oncology, Inc.

Overview

We are a late-stage clinical biopharmaceutical company focused on developing and commercializing a potential backbone bladder-sparing therapeutic for patients afflicted with bladder cancer. Our product candidate, cretostimogene, is in clinical development for the treatment of patients with high-risk Non-Muscle Invasive Bladder Cancer (NMIBC) who are unresponsive to Bacillus Calmette Guerin (BCG) therapy, the current standard-of-care for high-risk NMIBC. There is significant unmet need for treatments in these patients given the limitations of currently approved therapies and patient reluctance to undergo radical cystectomy, or the complete removal of the bladder. We are evaluating the safety and efficacy of cretostimogene as monotherapy in BOND-003 Cohort C, our ongoing Phase 3 clinical trial in high-risk BCG-unresponsive NMIBC patients with carcinoma in situ (CIS) and with or without high-grade Ta/T1 papillary disease. We have completed enrollment for this cohort and reported interim data in May 2024. In September 2024, we submitted a late-breaking abstract reporting data from BOND-003 Cohort C to the Society of Urologic Oncology that was orally presented at its Annual Scientific Meeting in Urologic Oncology in December 2024. We believe that this trial could serve as the basis for a Biologics License Application (BLA) submission to the U.S. Food and Drug Administration (FDA) which we expect to submit in the second half of 2025. In April 2024, we initiated BOND-003 Cohort P, an exploratory study evaluating cretostimogene in high-risk BCG-unresponsive NMIBC patients with high-grade Ta/T1 disease. The first patient has been dosed in BOND-003 Cohort P. We expect to report topline data from Cohort P in the second half of 2025. We are also evaluating the use of cretostimogene when administered to the BOND-003 Cohort C population in combination with FDA-approved pembrolizumab in CORE-001. CORE-001 is our recently completed Phase 2 single-arm, open-label clinical trial of cretostimogene administered in 35 patients with high-risk, BCG-unresponsive NMIBC that have CIS, in combination with pembrolizumab, following disease resection. The primary endpoint of the CORE-001 trial is complete response (CR) at 12 months, with secondary endpoints including CR at 24 months, CR at any time, duration of response (DOR) and progression-free survival (PFS). Moreover, we intend to assess the safety and efficacy of cretostimogene in treating a range of other bladder cancer indications as an alternative to BCG therapy and in patients who are not categorized as high-risk BCG-unresponsive, including our second Phase 3 clinical trial, PIVOT-006, evaluating adjuvant cretostimogene in intermediate-risk NMIBC patients following transurethral resection of the bladder tumor. We believe cretostimogene, if approved, has the potential to serve as first-line therapy, thereby alleviating the current need to prioritize treatment recipients and ration administration of BCG given its significant market shortage.

Our Strategy

We intend to become a leading company in the development and commercialization of innovative therapeutics to treat cancer, with an initial focus on bladder cancer. Key elements of our strategy to accomplish this objective include:

•	Pursue FDA approval of cretostimogene as monotherapy in high-risk BCG-unresponsive NMIBC following completion of the BOND-003 Phase 3 clinical trial.

•	Expand the development of cretostimogene monotherapy as a potential backbone therapy across NMIBC indications.

•	Continue to evaluate cretostimogene in combination with other therapies, such as checkpoint inhibitors, to potentially further enhance its clinical utility across various stages of bladder cancer.

•	Build our operational capabilities to successfully commercialize cretostimogene.

•	Leverage our chemistry, manufacturing and controls expertise and relationships to scale commercialization efforts.

Our Pipeline

Recent Developments

BOND-003 Phase 3 Clinical Trial Updates

On December 5, 2024, we reported topline data from Cohort C from the BOND-003 Phase 3 clinical trial evaluating the efficacy and safety of cretostimogene as monotherapy in patients with high-risk BCG-unresponsive NMIBC with CIS with or without Ta or T1 disease. These topline data showed that 74.5% of patients (82 out of 110) (95% confidence interval (CI), 65.4-82.4%) achieved a CR at any time, as of the data cutoff date on September 30, 2024. Median DOR was not reached as of the cutoff date, but was greater than 27 months. Median follow-up in responders was also not yet reached, but was at least 14.5 months as of the data cutoff.

Additionally, as of the data cutoff date on September 30, 2024, the CR rate of patients at 12 months was 46.4% (51 out of 110) (95% CI, 36.9-56.1%) including two additional responders confirmed after the data cutoff. There are 25 confirmed CRs that have reached the 24-month timepoint and beyond. The Kaplan-Meier estimates for CR rate at 12 and 24 months were 50.0% (95% CI, 39.6-58.9%) and 41.0% (95% CI, 30.4-50.8%), respectively. PFS at 12 months was 97.3% with no patients progressing to muscle invasive cancer, and cystectomy-free survival (CFS) at 12 months was 90.0%. The estimated DOR probability at 12 months and 24 months was 63.5% (95% CI, 51.2-73.4%) and 56.6% (95% CI, 43.3-67.8%), respectively. 50.0% of patients reinduced with oncolytic immunotherapy converted to CR, 64.3% remained in durable response after conversion to CR and patients continued in CR after treatment completion. A CR is defined as having a negative cystoscopy, a negative urine cytology and a negative biopsy. In addition, all patients at the 12-month timepoint undergo mandatory, systematic bladder mapping of five locations, biopsy of the prostatic urethra and upper tract-imaging to confirm CR and detect possible occult disease in the bladder.

Cretostimogene has been generally well-tolerated in the trial as of the safety cutoff date of September 30, 2024. There were no Grade 3 or higher treatment-related adverse events (TRAEs) or deaths reported, and two patients (1.8%) had serious TRAEs (Grade 2) of noninfective cystitis and clot retention. No treatment-related discontinuations of cretostimogene were observed. 97.3% of patients completed all protocol-defined treatments, demonstrating favorable patient adherence and compliance. The most common TRAEs (≥10%) were bladder spasm (25.0%), pollakiuria (20.5%), dysuria (19.6%), micturition urgency (15.2%) and hematuria (13.4%), as of the safety cutoff date of September 30, 2024.

BOND-003 Cohort C is a single-arm, Phase 3, monotherapy clinical trial for the treatment of patients with high-risk BCG-unresponsive NMIBC with CIS with or without Ta or T1 papillary tumors and BOND-003 Cohort P is a single-arm Phase 2, monotherapy clinical trial for the treatment of patients with high-risk BCG-unresponsive NMIBC with Ta or T1 tumors. The fully enrolled global trial with a total of 112 patients is currently ongoing in North America and the Asia-Pacific region. Two patients were not evaluable due to discontinuations unrelated to study drug. The primary endpoint of Cohort C is CR at any time, with DOR, PFS, and CFS among the secondary endpoints. The highly pre-treated study population includes patients with prior intravesical chemotherapy and systemic immunotherapy.

CORE-001 Phase 2 Clinical Trial Updates

We previously reported final results from the open-label CORE-001 Phase 2 clinical trial of cretostimogene in combination with pembrolizumab for the treatment of BCG-unresponsive, high-risk NMIBC with CIS on May 24, 2024, including:

•

As of the data cutoff on February 5, 2024, the CR rate in the intention-to-treat (ITT) population at 12 months and any time was 57.1% (20 out of 35) (95% CI, 39.5-73.2%) and 82.9% (29 out of 35) (95% CI, 66-93%), respectively. As of May 17, 2024, the CR rate in the ITT population at 24 months was 54.3% (19 out of 35) (95% CI, 36.9-70.8%).

•	Of the patients in a CR at 12 months, 95.0% of patients (19 out of 20) maintained a CR for another 12 months.

•	Median DOR has not been reached but exceeds 21 months.

•	Additionally, the Kaplan-Meier estimates for CR rate at 12 and 24 months were 77.3% (95% CI, 58.1-88.5%) and 69.6% (95% CI, 49.4-83.0%), respectively.

•	PFS at 24 months is 100% with no patients progressing to muscle invasive cancer or metastatic disease; CFS at 24 months was 80.0%; for patients in CR, CFS at 24 months was 100%.

•	TRAEs were consistent with the individual agents and demonstrate no synergistic toxicity.

In addition to the above, we previously disclosed the following additional results from the CORE-001 Phase 2 clinical trial as of the data cutoff on May 17, 2024:

•	In the ITT population at any time, median follow-up was at 26.5 months.

•

Actual DOR and DOR by Kaplan-Meier estimate at 12 months was 65.5% (19 out of 29; 95% CI, 45.7-81.4%) and 81.6% (95% CI, 61.3-91.9%), respectively. Actual DOR at 24 months is not yet reached and DOR by Kaplan-Meier estimate at 24 months is 77.3% (95% CI, 56.2-89.1%). These durability data are further illustrated in the chart below:

Long-Term Durability Data

Cretostimogene + Pembrolizumab Combo for BCG-Unresponsive, High-Risk NMIBC

Ongoing Response
Complete Response
Recurrence / Non-Response
Second Induction
Discontinued Study
0
3
6
9
12
15
18
21
24

•

All TRAEs were generally consistent with the individual agents and no synergistic toxicity was observed. Most cretostimogene-related adverse events were transient, localized Grade 1 or Grade 2 local renal and urinary issues. There were no Grade 3-5 cretostimogene-related TRAEs. There were six Grade 3 immune-related adverse events associated with pembrolizumab. There were five treatment discontinuations observed prior to the 12-month timepoint, all attributable to adverse events deemed unrelated to study drugs. Finally, there were no treatment-related deaths.

CORE-008 Phase 2 Clinical Trial Updates

We initiated Cohort A in CORE-008 in September 2024, which is an open-label multi-cohort Phase 2 trial intended to assess the safety and clinical outcomes of cretostimogene monotherapy in treating patients with high-risk NMIBC including BCG-exposed (Cohort B) and BCG-naïve (Cohort A) NMIBC patients and cretostimogene in combination with a treatment to be determined later in BCG-exposed NMIBC patients (Cohort C). Each cohort is expected to enroll at least 60 patients. BCG-exposed patients are classified as those NMIBC patients with persistent, recurrent or progressive disease after BCG treatment but do not meet the specific disease classification criteria to be designated BCG-unresponsive. BCG-naïve patients are classified as those NMIBC patients who have not received any prior BCG therapy. After an induction course of therapy of six weekly doses of cretostimogene containing 1 x 1012 VPs per milliliter, we expect that patients who achieve a CR will receive a maintenance course at the same concentration every three months until disease recurrence. We expect that patients who do not achieve a CR after the initial induction course will receive a second induction course at the same concentration followed by the same maintenance course if they achieve a CR. The targeted efficacy endpoints of this trial are expected to include CR at any time following induction, CR at 12 months, DOR and PFS.

Summary of Risks Related to Our Business

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary and in our Annual Report incorporated by reference into this prospectus. Some of these risks include:

•

We have a relatively limited operating history, have incurred significant operating losses since our inception, and expect to incur significant losses for the foreseeable future. We may never generate any revenue or become profitable or, if we achieve profitability, we may not be able to sustain it.

•

We will require substantial additional capital to finance our operations, and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force us to delay, limit, reduce or terminate our development programs, commercialization efforts or other operations.

•

We currently depend entirely on the success of cretostimogene, which is our only product candidate. If we are unable to advance cretostimogene in clinical development, obtain regulatory approval and ultimately commercialize cretostimogene, or experience significant delays in doing so, our business will be materially harmed.

•

Cretostimogene is based on a novel approach to the treatment of cancer, which makes it difficult to predict the time and cost of product candidate development and subsequently obtaining regulatory approval, if at all.

•

Clinical and preclinical drug development involves a lengthy and expensive process with uncertain timelines and outcomes, and results of prior preclinical studies and early clinical trials are not necessarily predictive of future results. Cretostimogene or any future product candidates may not achieve favorable results in clinical trials or preclinical studies or receive regulatory approval on a timely basis, if at all.

•

Use of cretostimogene or any future product candidates could be associated with adverse side effects, adverse events or other properties or safety risks, which could delay or preclude regulatory approval, cause us to suspend or discontinue clinical trials, abandon cretostimogene or any future product candidate, limit the commercial profile of an approved label or result in other significant negative consequences that could severely harm our business, financial condition, results of operations and prospects.

•

We face significant competition, and if our competitors develop and commercialize technologies or product candidates more rapidly than we do, or their technologies or product candidates are more effective, safer, or less expensive than cretostimogene or any future product candidates we develop, our business and our ability to develop and successfully commercialize products will be adversely affected.

•

We rely on third parties to conduct our clinical trials and preclinical studies, and these third parties may not perform satisfactorily, which could delay, prevent, or impair our development or commercialization efforts.

•

We rely on third parties for the manufacture and shipping of cretostimogene for clinical development and expect to continue to do so for the foreseeable future. This reliance on third parties increases the risk that we will not have sufficient quantities of cretostimogene or future product candidates or such quantities at an acceptable cost, which could delay, prevent, or impair our development or commercialization efforts.

•

If we are unable to obtain, maintain, and enforce patent or other intellectual property protection for cretostimogene or any future product candidates or technology, or if the scope of the patent or other intellectual property protection obtained is not sufficiently broad, our competitors or other third parties could develop and commercialize products similar or identical to ours, and our ability to successfully commercialize cretostimogene or any future product candidates, may be adversely affected.

Corporate and Other Information

We were originally founded as a California corporation on September 24, 2010 under the name Cold Genesys, Inc. On November 30, 2017, we reincorporated as a Delaware corporation, and on March 31, 2020, we changed our name to CG Oncology, Inc. Our principal executive offices are located at 400 Spectrum Center Drive, Suite 2040, Irvine, CA 92618, and our telephone number is (949) 409-3700. Our website address is https://cgoncology.com. The information contained in, or accessible through, our website does not constitute part of this prospectus. We have included our website address as an inactive textual reference only.

We use our trademarks in this prospectus, as well as trademarks, tradenames and service marks that are the property of other organizations. Solely for convenience, trademarks and tradenames referred to in this prospectus appear without the ® and TM symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or that the applicable owner will not assert its rights to these trademarks and tradenames.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 (the JOBS Act). An emerging growth company may take advantage of certain reduced disclosure and other requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

•

being permitted to provide only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure;

•	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the Sarbanes-Oxley Act);

•

not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, unless the U.S. Securities and Exchange Commission (SEC) determines the new rules are necessary for protecting the public;

•	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

•	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act of 1933, as amended (the Securities Act), which such fifth anniversary will occur in 2029. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the Exchange Act), our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders in the future may be different than what you might receive from other public reporting companies in which you hold equity interests.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We intend to rely on other exemptions provided by the JOBS Act, including without limitation, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act.

We are also a “smaller reporting company” as defined in the Exchange Act. We may continue to be a smaller reporting company even after we are no longer an emerging growth company. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as our voting and non-voting common stock held by non-affiliates is less than $250.0 million measured on the last business day of our second fiscal quarter, or our annual revenue is less than $100.0 million during the most recently completed fiscal year and our voting and non-voting common stock held by non-affiliates is less than $700.0 million measured on the last business day of our second fiscal quarter.

The Offering

Common stock offered by us	7,300,000 shares.

Common stock offered by the selling stockholder	700,000 shares.

Underwriters’ option to purchase additional shares of common stock offered by us	1,200,000 shares.

Common stock to be outstanding immediately after this offering	74,837,858 shares (or 76,037,858 shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $191.5 million (or approximately $223.1 million if the underwriters exercise their option to purchase additional shares in full), after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We currently intend to use the net proceeds from this offering, together with our existing cash, cash equivalents and marketable securities, to fund the research and development of cretostimogene for the treatment of high-risk BCG-unresponsive NMIBC, including the completion of our BOND-003 Phase 3 clinical trial, submission of a BLA to the FDA as well as preparation for commercialization, subject to regulatory approval. We intend to use the remaining proceeds, if any, to fund the further research and development of cretostimogene for additional indications, including current and planned clinical trials, and for working capital and other general corporate purposes. See the section titled “Use of Proceeds.”

We will not receive proceeds from the sale of the shares by the selling stockholder. The selling stockholder will receive all of the net proceeds and bear all commissions and discounts, if any, from the sale of our common stock by such selling stockholder. For more information about the selling stockholder, see “Principal and Selling Stockholders” on page 23.

Risk factors

Investing in our common stock involves a high degree of risk. See the section titled “Risk Factors” in this prospectus and the sections incorporated by reference from our Annual Report and Quarterly Report, together with all other information included and incorporated by reference in this prospectus, for a discussion of risks you should consider carefully before deciding to invest in our common stock.

Nasdaq Global Select Market trading symbol	Our common stock is listed on the Nasdaq Global Select Market under the symbol “CGON.”

The number of shares of our common stock to be outstanding after this offering set forth above is based on 67,537,858 shares of our common stock outstanding as of September 30, 2024, and excludes:

•	5,203,163 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2024, with a weighted-average exercise price of $7.52 per share;

•	1,493,501 shares of common stock issuable upon the exercise of stock options granted subsequent to September 30, 2024, with a weighted-average exercise price of $36.58 per share;

•

7,711,332 shares of common stock reserved for future issuance under our 2024 Incentive Award Plan (the 2024 Plan), as well as any potential evergreen increases pursuant to the terms of the 2024 Plan; and

•	783,096 shares of our common stock reserved for future issuance under our 2024 Employee Stock Purchase Plan (the ESPP), as well as any potential evergreen increases pursuant to the terms of the ESPP.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to the following:

•	no exercise of the outstanding stock options described above; and

•	no exercise by the underwriters of their option to purchase additional shares.

Summary Financial Data

The following tables set forth a summary of our historical financial data as of, and for the periods ended on, the dates indicated. We have derived the summary statements of operations and comprehensive loss data for the years ended December 31, 2022 and 2023 from our audited financial statements contained in our Annual Report, which is incorporated by reference in this prospectus. We have derived the summary statements of operations and comprehensive loss data for the nine months ended September 30, 2023 and 2024 and the summary balance sheet data as of September 30, 2024 from our unaudited condensed financial statements contained in our Quarterly Report, which is incorporated by reference in this prospectus. The unaudited condensed financial statements have been prepared on a basis consistent with our audited financial statements contained in our Annual Report and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly state the financial information in those statements. You should read these data together with our financial statements and related notes thereto and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” each incorporated by reference in this prospectus from our Annual Report and our Quarterly Report. Our historical results for any prior period are not necessarily indicative of our future results, and our interim results are not necessarily indicative of our expected results for the year ended December 31, 2024.

	Year Ended December 31,		Nine Months Ended September 30,
	2022	2023	2023	2024
	(in thousands, except for share and per share data)
			(unaudited)
Statements of Operations and Comprehensive Loss Data
Revenues
Research and collaboration revenue	$191	$204	$203	$683

Operating expenses
Research and development	29,029	45,752	29,412	55,302
General and administrative	6,408	9,901	6,885	21,998

Total operating expenses	35,437	55,653	36,297	77,300

Loss from operations	(35,246)	(55,449)	(36,094)	(76,617)
Other income (expense), net:
Interest (expense) income, net	(1)	6,904	4,100	20,379
Other (expense), net	(196)	(62)	(58)	(3)

Total other (expense) income, net	(197)	6,842	4,042	20,376

Net loss and comprehensive loss	$(35,443)	$(48,607)	$(32,052)	$(56,241)

Deemed dividend on redeemable convertible preferred stock issuances	(474)	(410)	(410)	—
Cumulative redeemable convertible preferred stock dividends	(7,871)	(18,781)	(12,846)	—

Net loss attributable to common stockholders	$(43,788)	$(67,798)	$(45,308)	$(56,241)

Net loss per share, basic and diluted	$(11.71)	$(15,65)	$(11.18)	$(0.93)

Weighted-average shares of common stock outstanding, basic and diluted(1)	3,740,892	4,330,933	4,053,341	60,311,003

(1)

See Note 2 and Note 11 to our audited financial statements and to our unaudited condensed financial statements incorporated by reference in this prospectus from our Annual Report and our Quarterly Report for an explanation of the method used to calculate historical net loss attributable to common stockholders per share, basic and diluted, and the weighted-average number of shares of common stock used in the computation of the per share amounts.

	As of September 30, 2024
	Actual	As Adjusted(1)(2)
	(in thousands, except for share data)
	(unaudited)
Balance Sheet Data:
Cash, cash equivalents and marketable securities	$540,710	$732,176
Working capital(3)	536,450	727,916
Total assets	552,471	743,937
Accumulated deficit	(186,183)	(186,183)
Total stockholders’ equity	536,770	728,236

(1)

As adjusted amounts give effect to the issuance and sale by us of 7,300,000 shares of our common stock in this offering at the public offering price of $28.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)	We will not receive proceeds from the sale of the shares by the selling stockholder and accordingly, there is no impact upon the as adjusted information discussed above for these sales.
(3)

We define working capital as current assets less current liabilities. See our financial statements and the related notes incorporated by reference in this prospectus from our Quarterly Report for further details regarding our current assets and current liabilities.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and those discussed under the section titled “Risk Factors” contained in our Annual Report incorporated by reference in this prospectus, together with all of the other information contained or incorporated by reference in this prospectus, before making an investment decision. If any of the following risks are realized, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the trading price of our common stock could decline and you could lose part or all of your investment. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial also may impair our business, financial condition, results of operations and prospects.

Risks Related to This Offering

We have broad discretion in the use of our cash, cash equivalents and marketable securities, including the net proceeds from this offering, and may use them ineffectively, in ways with which you do not agree or in ways that do not increase the value of your investment.

Our management will have broad discretion in the application of our cash, cash equivalents and marketable securities, including the net proceeds from this offering, and could spend the proceeds in ways that do not improve our results of operations. The failure by our management to apply these funds effectively could result in additional operating losses that could have a negative impact on our business, cause the price of our common stock to decline and delay the development of cretostimogene and any future product candidates. Pending their use, we may invest our cash, cash equivalents and marketable securities, including the net proceeds from this offering, in a manner that does not produce income or that loses value. We will not receive proceeds from the sale of the shares by the selling stockholder. See the section titled “Use of Proceeds” for additional information.

If you purchase our securities in this offering, you will suffer immediate dilution of your investment.

The public offering price of our common stock will be substantially higher than the as adjusted net tangible book value per share as of September 30, 2024. Therefore, if you purchase our common stock in this offering, you will pay a price per share of common stock that substantially exceeds our as adjusted net tangible book value per share immediately after this offering. Based on the public offering price of $28.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, you will experience immediate dilution of $18.27 per share, representing the difference between our as adjusted net tangible book value per share after this offering and the public offering price per share. After this offering, we will also have outstanding options to purchase shares of our common stock. To the extent these outstanding options are exercised, there will be further dilution to investors in this offering. See the section titled “Dilution” for additional information.

You may experience future dilution as a result of future equity offerings.

To raise additional capital, we may in the future offer additional equity securities at prices that may not be the same as the price per share of common stock in this offering. We may sell shares of common stock or other equity securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing common stock or other securities in the future could have rights superior to existing shareholders. The price per share of common stock at which we sell additional shares of common stock, or convertible securities or other equity securities, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Our business could be affected by litigation, government investigations and enforcement actions.

We currently operate in a number of jurisdictions in a highly regulated industry and we could be subject to litigation, government investigation and enforcement actions on a variety of matters in the United States or foreign jurisdictions, including, without limitation, intellectual property, regulatory, product liability, environmental, whistleblower, false claims, privacy, anti-kickback, anti-bribery, securities, commercial, employment and other claims and legal proceedings that may arise from conducting our business. Any determination that our operations or activities are not in compliance with existing laws or regulations could result in the imposition of fines, civil and criminal penalties, equitable remedies, including disgorgement, injunctive relief and/or other sanctions against us, and remediation of any such findings could have an adverse effect on our business operations.

Legal proceedings, government investigations and enforcement actions can be expensive and time-consuming. For example, on March 4, 2024, a complaint was filed in the Superior Court of the State of Delaware by ANI Pharmaceuticals, Inc. (ANI) naming us as defendant, seeking a declaratory judgement that a provision in an assignment and technology transfer agreement between us and ANI (formerly BioSante Pharmaceuticals, Inc.), dated November 15, 2010, obligates us to pay ANI 5% of worldwide net sales of cretostimogene. The court has most recently set a trial date of July 21, 2025. While we continue to believe the allegations are without merit and intend to vigorously defend this matter, such litigation could result in substantial costs and divert our management’s attention from other business concerns, cause us reputational damage, negatively affect our stock price and result in monetary damages and future royalty obligations, if and to the extent cretostimogene receives regulatory approval. An adverse outcome resulting from any legal proceedings, investigations or enforcement actions could result in significant damages awards, fines, penalties, exclusion from the federal healthcare programs, healthcare debarment, injunctive relief, product recalls, reputational damage and modifications of our business practices, which could have a material adverse effect on our business, financial condition, results of operations and prospects. Even if such a proceeding, investigation or enforcement action is ultimately decided in our favor, the investigation and defense thereof could require substantial financial and management resources.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts contained or incorporated in this prospectus, including statements regarding our future results of operations and financial position, business strategy, research and development plans, the anticipated timing, costs, design and conduct of our ongoing and planned clinical trials and preclinical studies for cretostimogene and any future product candidates, the timing and likelihood of regulatory filings and approvals for cretostimogene and any future product candidates, our ability to commercialize cretostimogene and any future product candidates, if approved, the pricing and reimbursement of cretostimogene and any future product candidates, if approved, the potential to develop future product candidates, the potential benefits of strategic collaborations and potential to enter into any future strategic arrangements, the timing and likelihood of success, plans and objectives of management for future operations and future results of anticipated product development efforts, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. This prospectus also contains or incorporates by reference estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target” or “will” or the negative of these terms or other similar expressions. These forward-looking statements are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial and other trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus or in the applicable document incorporated by reference and are subject to a number of risks, uncertainties and assumptions described under the section titled “Risk Factors” elsewhere in this prospectus and in the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business” in our Annual Report and our Quarterly Report, as applicable, which are incorporated by reference in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements contained in this prospectus, whether as a result of any new information, future events, changed circumstances or otherwise. You should, however, review the factors and risks we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See the section titled “Where You Can Find More Information.”

In addition, statements that “we believe” and similarly qualified statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus or the applicable document incorporated by reference, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to rely unduly upon them.

MARKET AND INDUSTRY DATA

We obtained the industry, market and competitive position data used throughout this prospectus and the documents incorporated by reference in this prospectus from our own internal estimates and research, as well as from independent market research, industry and general publications and surveys, governmental agencies and publicly available information in addition to research, surveys and studies conducted by third parties. The content of these third-party sources, except to the extent specifically set forth in this prospectus and the documents incorporated by reference in this prospectus, does not constitute a portion of this prospectus or the documents incorporated by reference in this prospectus and is not incorporated herein or therein. Internal estimates are derived from publicly available information released by industry analysts and third-party sources, our internal research and our industry experience, and are based on assumptions made by us based on such data and our knowledge of our industry and market, which we believe to be reasonable. In some cases, we do not expressly refer to the sources from which this data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

In addition, while we are responsible for all of the disclosure contained in this prospectus and the documents incorporated by reference in this prospectus and we believe the industry, market and competitive position data included in this prospectus and the documents incorporated by reference in this prospectus is reliable and based on reasonable assumptions, such data involve risks and uncertainties and are subject to change based on various factors, including those discussed in the section titled “Special Note Regarding Forward-Looking Statements” in this prospectus and in the section titled “Risk Factors” incorporated by reference in this prospectus from our Annual Report and our Quarterly Report. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties or by us.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $191.5 million (or approximately $223.1 million if the underwriters exercise their option to purchase additional shares from us in full), based on the public offering price of $28.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. We will not receive proceeds from the sale of the shares by the selling stockholder. The selling stockholder will bear the underwriting commissions and discounts, if any, attributable to their sale of our common stock, and we will bear the remaining expenses.

We currently intend to use the net proceeds from this offering, together with our existing cash, cash equivalents and marketable securities, to fund the research and development of cretostimogene for the treatment of high-risk BCG-unresponsive NMIBC, including the completion of our BOND-003 Phase 3 clinical trial, submission of a BLA to the FDA as well as preparation for commercialization, subject to regulatory approval. We intend to use the remaining proceeds, if any, to fund the further research and development of cretostimogene for additional indications, including current and planned clinical trials, and for working capital and other general corporate purposes.

We may also use a portion of the remaining net proceeds and our existing cash, cash equivalents and marketable securities to in-license, acquire, or invest in complementary businesses, technologies, products or assets, including investments related to our supply chain. However, we have no current commitments or obligations to do so.

We believe, based on our current operating plan, that the net proceeds from this offering, together with our existing cash, cash equivalents and marketable securities, will be sufficient to fund our operations into the first half of 2028. We have based these estimates on assumptions that may prove to be wrong, and we could use our capital resources sooner than we currently expect. Additionally, our expected use of existing cash, cash equivalents and marketable securities and our net proceeds from this offering represent our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress and costs of our development activities, the status of and results from clinical trials, as well as the progress of any current or future collaborations that we may enter into with third parties for cretostimogene and any future product candidates, and the amount of cash used in our operations and any unforeseen cash needs as well as other factors described in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus from our Annual Report and our Quarterly Report and “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in this prospectus. The net proceeds from this offering, together with our existing cash, cash equivalents, and marketable securities, will not be sufficient to complete development in all potential indications of cretostimogene and any future product candidates, and after this offering, we will require substantial capital in order to advance cretostimogene and any future product candidates through clinical trials, regulatory approval and commercialization. Until such time, if ever, as we can generate substantial product revenue, we expect to finance our cash needs through equity offerings, debt financings, or other capital sources, including potential collaborations, licenses and other similar arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all.

Our management will have broad discretion in the application of the net proceeds from this offering, and investors will be relying on the judgment of our management regarding the application of those net proceeds. The timing and amount of our actual expenditures will be based on many factors, including the anticipated growth of our business. Pending the uses described above, we plan to invest the net proceeds in a variety of capital preservation instruments, including short-term, interest-bearing obligations, investment-grade instruments, certificates of deposit and direct or guaranteed obligations of the United States.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We currently intend to retain future earnings, if any, to finance the operation of our business and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, current and anticipated capital requirements, business prospects and other factors our board of directors deems relevant, and subject to applicable laws and the restrictions contained in any future financing instruments.

CAPITALIZATION

The following table sets forth our cash, cash equivalents and marketable securities and capitalization as of September 30, 2024:

•	on an actual basis; and

•

on an adjusted basis to give effect to our issuance and sale of 7,300,000 shares of our common stock in this offering at the public offering price of $28.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

You should read this information in conjunction with our financial statements and related notes and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference in this prospectus from our Annual Report and our Quarterly Report and other financial information contained and incorporated by reference in this prospectus.

	As of September 30, 2024
	Actual	As Adjusted(1)
	(in thousands, except par value and share data) (unaudited)
Cash, cash equivalents and marketable securities	$540,710	$732,176
Stockholders’ equity (deficit):
Common stock, $0.0001 par value; 700,000,000 shares authorized, 67,537,858 shares issued and outstanding, actual; 700,000,000 shares authorized, 74,837,858 shares issued and outstanding, as adjusted	7	8
Additional paid-in capital	722,946	914,411
Accumulated deficit	(186,183)	(186,183)

Total stockholders’ equity	$536,770	$728,236

Total capitalization	$536,770	$728,236

(1)

We will not receive any proceeds from any sale of shares of our common stock in this offering by the selling stockholder; accordingly, there is no impact upon the as adjusted capitalization for these shares.

If the underwriters’ option to purchase additional shares is exercised in full, our as adjusted cash, cash equivalents and marketable securities, additional paid-in capital, total stockholders’ equity, and total capitalization as of September 30, 2024, would increase by approximately $31.6 million.

The number of shares of our common stock to be outstanding after this offering set forth above is based on 67,537,858 shares of our common stock outstanding as of September 30, 2024, and excludes:

•	5,203,163 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2024, with a weighted-average exercise price of $7.52 per share;

•	1,493,501 shares of common stock issuable upon the exercise of stock options granted subsequent to September 30, 2024, with a weighted-average exercise price of $36.58 per share;

•	7,711,332 shares of our common stock reserved for future issuance under the 2024 Plan, as well as any potential evergreen increases pursuant to the terms of the 2024 Plan; and

•	783,096 shares of our common stock reserved for future issuance under the ESPP, as well as any potential evergreen increases pursuant to the terms of the ESPP.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be immediately and substantially diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share of our common stock immediately after this offering.

As of September 30, 2024, our historical net tangible book value was $536.8 million, or $7.95 per share of our common stock, based on 67,537,858 shares of common stock issued and outstanding as of such date. Our historical net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding at September 30, 2024.

After giving effect to the sale and issuance of 7,300,000 shares of our common stock by us in this offering at the public offering price of $28.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2024 would have been approximately $728.2 million, or approximately $9.73 per share. This amount represents an immediate increase in as adjusted net tangible book value of approximately $1.78 per share to our existing stockholders and an immediate dilution in as adjusted net tangible book value of approximately $18.27 per share to new investors purchasing shares of common stock in this offering.

Dilution per share to new investors is determined by subtracting as adjusted net tangible book value per share after this offering from the public offering price per share paid by new investors. The following table illustrates this dilution (without giving effect to any exercise by the underwriters of their option to purchase additional shares):

Public offering price per share		$28.00
Historical net tangible book value per share as of September 30, 2024	$7.95
Increase in as adjusted net tangible book value per share attributable to new investors participating in this offering	1.78

As adjusted net tangible book value per share after this offering		9.73

Dilution per share to new investors participating in this offering		$18.27

If the underwriters exercise their option to purchase additional shares in full in this offering, the as adjusted net tangible book value after the offering would be approximately $9.99 per share, the increase in as adjusted net tangible book value per share to existing stockholders would be approximately $2.04 per share and the dilution per share to investors in this offering would be $18.01 per share, in each case based on the public offering price of $28.00 per share.

The dilution information above is for illustration purposes only. Our as adjusted net tangible book value following the closing of this offering will depend on the actual public offering price and other terms of this offering determined at pricing.

The foregoing table and calculations (other than the historical net tangible book value calculations) are based on 67,537,858 shares of our common stock outstanding as of September 30, 2024, and excludes:

•	5,203,163 shares of common stock issuable upon the exercise of stock options outstanding as of September 30, 2024, with a weighted-average exercise price of $7.52 per share;

•	1,493,501 shares of common stock issuable upon the exercise of stock options granted subsequent to September 30, 2024, with a weighted-average exercise price of $36.58 per share;

•	7,711,332 shares of our common stock reserved for future issuance under the 2024 Plan, as well as any potential evergreen increases pursuant to the terms of the 2024 Plan; and

•	783,096 shares of our common stock reserved for future issuance under the ESPP, as well as any potential evergreen increases pursuant to the terms of the ESPP.

To the extent any outstanding options are exercised, new options or other equity awards are issued under our equity incentive plans, or we issue additional equity or convertible securities in the future, there will be further dilution to new investors participating in this offering.

PRINCIPAL AND SELLING STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our common stock as of September 30, 2024, and as adjusted to reflect the sale of shares of common stock offered by us and the selling stockholder in this offering, by:

•	each of our named executive officers;

•	each of our directors;

•	all of our executive officers and directors as a group;

•	each person or group of affiliated persons known by us to beneficially own more than 5% of our common stock; and

•	the selling stockholder.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power. Applicable percentage ownership is based on 67,537,858 shares of common stock outstanding on September 30, 2024. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights held by such person that are currently exercisable or that will become exercisable or otherwise vest within 60 days of September 30, 2024 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. The table below excludes any potential purchases in this offering by the beneficial owners identified in the table below.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o CG Oncology, Inc., 400 Spectrum Center Drive, Suite 2040, Irvine, CA 92618. We believe, based on information provided to us, that each of the stockholders listed below has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Beneficial Ownership Prior to the Offering		Shares Being Offered	Beneficial Ownership After the Offering
Name of Beneficial Owner	Number	Percentage		Number	Percentage
5% or Greater Stockholders
Entities affiliated with ORI Capital(1)	4,290,913	6.4%	700,000	3,590,913	4.8%
Decheng Capital Global Life Sciences Fund IV, L.P.(2)	4,558,812	6.8%	—	4,558,812	6.1%
Entities affiliated with Longitude Venture Partners(3)	4,662,268	6.9%	—	4,662,268	6.2%
Kissei Pharmaceutical Co., Ltd.(4)	3,543,533	5.2%	—	3,543,533	4.7%

Named Executive Officers and Directors
Arthur Kuan(5)	486,409	*	—	486,409	*
Ambaw Bellete(6)	313,331	*	—	313,331	*
Vijay Kasturi, M.D.(7)	151,156	*	—	151,156	*
Brian Liu, M.D.(8)	1,300	—	—	1,300	—
Susan Graf(9)	36,258	*	—	36,258	*
James J. Mulé, IPh.D.(10)	72,293	*	—	72,293	*
Leonard Post, Ph.D.(11)	143,811	*	—	143,811	*
Simone Song(12)	4,906,141	7.3%	700,000	4,206,141	5.6%
Victor Tong, Jr.(13)	1,300	—	—	1,300	—
All executive officers and directors as a group (10 persons)(14)	1,823,086	2.7%	—	1,823,086	2.4%

*	Less than 1%.

(1)

Consists of (i) 586,982 shares of common stock held by Unique Diamond Investments Limited and (ii) 3,703,931 shares of common stock held by Charming Jade Limited. Charming Jade is offering 700,000 shares of common stock in this offering. Unique Diamond Investments Limited is a wholly-owned subsidiary of ORI Healthcare Fund, L.P. ORI Capital Inc. is the general partner of ORI Healthcare Fund, L.P. and may be deemed to have voting, investment and dispositive power with respect to these securities. ORI Capital Inc. is a wholly-owned subsidiary of ORI Capital Holding Inc, which is a wholly-owned subsidiary of Healthcare Seed Limited. Charming Jade Limited is a wholly-owned subsidiary of ORI Healthcare Fund II, L.P. ORI Capital II Inc. is the general partner of ORI Healthcare Fund II, L.P. and may be deemed to have voting, investment and dispositive power with respect to these securities. ORI Capital II Inc. is a wholly-owned subsidiary of ORI Capital Holding Inc, which is a wholly-owned Subsidiary of Healthcare Seed Limited. Ms. Song is the sole owner of Healthcare Seed Limited. The business address for Ms. Song and these entities is C/O Room Nos. 4727-4734, 47/F, Sun Hung Kai Centre, 30 Harbour Road, Wanchai, Hong Kong.

(2)

Consists of 4,558,812 shares of common stock held by Decheng Capital Global Life Sciences Fund IV, L.P. Decheng Capital Management IV (Cayman), LLC (the Decheng GP) is the general partner of the Fund. Xiangmin Cui is the manager of the Decheng GP. Each of the Fund, the Decheng GP and Dr. Cui may be deemed to beneficially own the securities held by the Fund. Each of the Fund, the Decheng GP and Dr. Cui disclaim beneficial ownership of these securities, except to the extent of their respective pecuniary interests therein. The business address for Decheng is 3000 Sand Hill Road, Building 2, Suite 110, Menlo Park, California 94025.

(3)

Consists of (i) 3,190,463 shares of common stock held by Longitude Venture Partners IV, L.P. (LVPIV) and (ii) 1,471,805 shares of common stock held by Longitude Prime Fund, L.P. (LPF). Longitude Capital Partners IV, LLC (LCPIV) is the general partner of LVPIV and may be deemed to have voting, investment and dispositive power with respect to the securities held by LVPIV. Longitude Prime Partners, LLC (LPP) is the general partner of LPF and may be deemed to have voting, investment and dispositive power with respect to the securities held by LPF. Juliet Tammenoms Bakker and Patrick G. Enright are the managing members of LCPIV and LPP and may each be deemed to share voting, investment and dispositive power with respect to these securities. Each of LPP, LCPIV, Ms. Tammenoms Bakker and Mr. Enright disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interests therein. The business address for these individuals and entities is 2740 Sand Hill Road, 2nd Floor, Menlo Park, California 94025.

(4)

Consists of 3,543,533 shares of common stock held by Kissei Pharmaceutical Co., Ltd. (Tokyo Stock Exchange, stock code: 4547). The business address for Kissei is 19-48 Yoshino, Matsumoto City, Nagano, Japan.

(5)

Consists of 36,151 shares of common stock held directly and 450,258 shares of common stock underlying options held by Mr. Kuan that are exercisable as of September 30, 2024 or that will become exercisable within 60 days after such date.

(6)	Consists of 313,331 shares of common stock underlying options held by Mr. Bellete that are exercisable as of September 30, 2024 or that will become exercisable within 60 days after such date.
(7)

Consists of 1,315 shares of common stock held directly and 149,841 shares of common stock underlying options held by Dr. Kasturi that are exercisable as of September 30, 2024 or that will become exercisable within 60 days after such date.

(8)	Consists of 1,300 shares of common stock underlying options held by Mr. Liu that are exercisable as of September 30, 2024 or that will become exercisable within 60 days after such date.
(9)	Consists of 36,258 shares of common stock underlying options held by Ms. Graf that are exercisable as of September 30, 2024 or that will become exercisable within 60 days after such date.
(10)	Consists of 72,293 shares of common stock underlying options held by Dr. Mulé that are exercisable as of September 30, 2024 or that will become exercisable within 60 days after such date.
(11)	Consists of 143,811 shares of common stock underlying options held by Dr. Post that are exercisable as of September 30, 2024 or that will become exercisable within 60 days after such date.
(12)

Consists of (i) 586,982 shares of common stock held by Unique Diamond Investments Limited, (ii) 3,703,931 shares of common stock held by Charming Jade Limited, of which 700,000 shares are being offered in this offering, (iii) 613,928 shares of common stock held directly by Ms. Song and (iv) 1,300 shares of common stock underlying options held by Ms. Song that are exercisable as of September 30, 2024 or that will become exercisable within 60 days after such date, as further described in footnote 1 above.

(13)	Consists of 1,300 shares of common stock underlying options held by Mr. Tong, Jr. that are exercisable as of September 30, 2024 or that will become exercisable within 60 days after such date.
(14)	Includes the shares described in footnotes 5 through 13, excludes shares held by Unique Diamond Investments Limited and Charming Jade Limited, and includes 2,000 shares of common stock held by others.

DESCRIPTION OF CAPITAL STOCK

As of September 30, 2024, we had one class of securities registered pursuant to Section 12 of the Exchange Act: our common stock.

General

The following description summarizes some of the terms of our common stock. Because it is only a summary, it does not contain all the information that may be important to you and is subject to and qualified in its entirety by reference to our amended and restated certificate of incorporation (the certificate of incorporation) and amended and restated bylaws (the bylaws), copies of which are filed as exhibits to the Annual Report and are incorporated by reference in this prospectus. We encourage you to read our certificate of incorporation and our bylaws for additional information.

Following the closing of this offering, our authorized capital stock will consist of 700,000,000 shares of common stock, par value $0.0001 per share, and 70,000,000 shares of preferred stock, par value $0.0001 per share.

Voting Rights

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders, including the election of directors, and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our certificate of incorporation and bylaws also provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our certificate of incorporation.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of legally available funds.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in the net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Rights and Preferences

Holders of common stock have no preemptive or conversion rights or subscription rights and there are no, redemption or sinking funds provisions applicable to the common stock. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable

The outstanding shares of common stock are duly authorized, validly issued, fully paid and nonassessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, LLC.

The Nasdaq Global Select Market Listing

Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol “CGON.”

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Some provisions of Delaware law, our certificate of incorporation and our bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock

The ability of our board of directors, without action by the stockholders, to issue up to 70,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

Stockholder Meetings

Our certificate of incorporation provides that a special meeting of stockholders may be called only by our chairperson of the board, chief executive officer or president, or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Elimination of Stockholder Action by Written Consent

Our certificate of incorporation and bylaws eliminate the right of stockholders to act by written consent without a meeting.

Staggered Board of Directors

Our bylaws provide that our board of directors is divided into three classes. The directors in each class serve for a three-year term, with one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors

Our certificate of incorporation and bylaws provide that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of the holders of at least two thirds in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

Our certificate of incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.

Choice of Forum

Our certificate of incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (the Court of Chancery) (or, in the event the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty by any of our directors, officers or stockholders to us or our stockholders; (iii) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporation Law or our certificate of incorporation or amended and restated bylaws; or (iv) any action asserting a claim governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law. The provision would not apply to suits brought to enforce a duty or liability created by the Securities Act, the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. Furthermore, our certificate of incorporation also provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act, including all causes of action asserted against any defendant to such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by us, our officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering. In any case, stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions to be inapplicable or unenforceable. Our certificate of incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our amended and restated certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Amendment of Charter and Bylaw Provisions

The amendment of any of the above provisions, except for the provisions which do not allow for cumulative voting, would require approval by holders of at least two thirds of the voting power of all of the then outstanding shares of stock entitled to vote thereon, voting together as a single class.

The provisions of Delaware law, our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Limitations of Liability and Indemnification Matters

For a discussion of liability and indemnification, see the section titled “Executive Compensation—Limitations of Liability and Indemnification Matters” in our Annual Report, which is incorporated by reference in this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the Code), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the IRS), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income and the alternative minimum tax provisions of the Code. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies and other financial institutions;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code;

•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

•	tax-qualified retirement plans; and

•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE

APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (i) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (ii) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying cash dividends to holders of our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described in the subsection titled “—Sale or Other Taxable Disposition” below.

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). This certification must be provided to us or our withholding agent before the payment of dividends and must be updated periodically. If a Non-U.S. Holder holds the stock through a financial institution or other agent, the Non-U.S. Holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to the applicable withholding agent, either directly or through other intermediaries. A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular rates as if the Non-U.S. Holder were a resident of the United States. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

Subject to the discussion below of backup withholding and withholding under FATCA (defined below), a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

•

the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment or fixed base in the United States to which such gain is attributable);

•	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•	our common stock constitutes a U.S. real property interest (USRPI) by reason of our status as a U.S. real property holding corporation (USRPHC) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (unless an applicable income tax treaty provides for different treatment) on gain realized upon the sale or other taxable disposition of our common stock, which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, our common stock will not be a USRPI with respect to a Non-U.S. Holder if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E, or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will be subject to backup withholding or information reporting unless the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections are commonly referred to as the Foreign Account Tax Compliance Act (FATCA)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or subject to the proposed Treasury Regulations discussed below, gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting obligations, (ii) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would also have applied to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers (including applicable withholding agents) generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. There can be no assurance that final Treasury Regulations would provide an exemption from FATCA withholding for gross proceeds.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC, Goldman Sachs & Co. LLC, TD Securities (USA) LLC and Stifel, Nicolaus & Company, Incorporated are acting as representatives, have severally agreed to purchase, and we and the selling stockholder have agreed to sell to them, severally, the number of shares of common stock indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC	2,560,000
Goldman Sachs & Co. LLC	2,160,000
TD Securities (USA) LLC	1,600,000
Stifel, Nicolaus & Company, Incorporated	1,120,000
LifeSci Capital LLC	560,000

Total	8,000,000

The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and the selling stockholder and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.

The underwriters initially propose to offer part of the shares of common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $1.008 per share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,200,000 additional shares of common stock at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us and the selling stockholder. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares to purchase up to an additional 1,200,000 shares of our common stock.

		Total
	Per Share	No Exercise	Full Exercise
Public offering price	$28.00	$224,000,000	$257,600,000
Underwriting discounts and commissions to be paid by:
Us	$1.68	$12,264,000	$14,280,000
The selling stockholder	$1.68	$1,176,000	$1,176,000
Proceeds, before expenses, to us	$26.32	$192,136,000	$223,720,000
Proceeds, before expenses, to the selling stockholder	$26.32	$18,424,000	$18,424,000

The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $0.7 million. We have also agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $40,000.

Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “CGON.”

We, the selling stockholder, our directors and officers and certain of their affiliates holding shares of our common stock have entered into lock-up agreements with the underwriters agreeing that, subject to certain exceptions, without the prior written consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC on behalf of the underwriters, we and they will not, and will not publicly disclose an intention to, during the period ending 90 days after the date of this prospectus (the restricted period):

•

offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock;

•	enter into any hedging, swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock; or

•	submit or file any registration statement with the SEC relating to the offering of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and each such person have agreed that, without the prior written consent of Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC on behalf of the underwriters, we or such other person will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

With respect to us, the restrictions described in the immediately preceding paragraph do not apply to:

(1)	the shares to be sold in this offering;

(2)

the issuance by us of shares of common stock upon the exercise of an option or warrant or the conversion of a security outstanding on the date of this prospectus as described in the registration statement and this prospectus;

(3)

grants of compensatory equity-based awards, and/or the issuance of shares of common stock or securities with respect thereto, made pursuant to compensatory equity-based plans as described in this prospectus or in a document incorporated by reference herewith, provided that we shall cause each recipient of such grant to execute and deliver to the representatives a lock-up agreement if such recipient has not already delivered one;

(4)

the reacquisition or withholding of all or a portion of shares of common stock subject to a stock award to satisfy a tax withholding obligation in connection with the vesting or exercise of such stock award or to satisfy the purchase price or exercise price of such stock award;

(5)

the filing of a registration of Form S-8 to register shares of common stock issuable pursuant to any employee benefit plans, qualified stock option plans or other employee compensation plans, described in this prospectus;

(6)	any shares of common stock issuable pursuant to any non-employee director stock compensation plan or program described in this prospectus;

(7)

shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, or the entrance into an agreement to issue shares of common stock or any securities convertible into, or exercisable or exchangeable for, shares of common stock, in connection with any merger, joint venture, strategic alliances, commercial or other collaborative transaction or the acquisition or licenses of the business, property, technology or other assets of another individual or entity or the assumption of an employee benefit plan in connection with a merger or acquisition; provided that the aggregate number of shares of common stock or any other securities convertible into, or exercisable or exchangeable for, shares of common stock that we may issue or agree to issue pursuant to this clause (7) shall not exceed 5% of our total outstanding share capital immediately following this offering; and provided further, that the recipients of any such shares of common stock and securities issued pursuant to this clause (7) during the restricted period described above shall enter into a lock-up agreement on or prior to such issuance; or

(8)

facilitating the establishment of a trading plan on behalf of any of our shareholders, officers or directors pursuant to Rule 10b5-1 under the Exchange Act for the transfer of shares of our common stock (a 10b5-1 Trading Plan), provided that (a) such plan does not provide for the transfer of common stock during the restricted period and (b) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of common stock may be made under such plan during the restricted period.

With respect to our directors, officers and securityholders, the restrictions described above do not apply to:

(1)

transactions relating to shares of common stock or other securities acquired in this offering or in open market transactions after the completion of this offering, provided that no filing under Section 16(a) of the Exchange Act or other public announcement shall be required or shall be voluntarily made during the restricted period in connection with subsequent sales of common stock or other securities acquired in this offering or in such open market transactions;

(2)

transfers of shares of common stock or any security convertible into common stock (a) as a bona fide gift, (b) to an immediate family member or to any trust for the direct or indirect benefit of the holder or an immediate family member of the holder, (c) to any corporation, partnership, limited liability company, investment fund, trust or other entity of which the holder and the immediate family of the holder are the legal and beneficial owner of all of the outstanding equity securities or similar interests, or (d) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or an immediate family member of the holder; provided that in the case of any transfer or distribution pursuant to this clause (2), (i) such transfer shall not involve a disposition for value, (ii) each donee, distributee or transferee shall sign and deliver a lock-up agreement and (iii) no public disclosure or filing shall be made voluntarily during the restricted period, and to the extent a filing under Section 16(a) of the Exchange Act is required during the restricted period as a result of transfers made pursuant to this clause (2), it shall clearly indicate that the filing relates to the circumstances described in this clause (2), including that the securities remain subject to the terms of the lock-up agreement;

(3)

if the holder is a corporation, partnership, limited liability company, trust or other business entity, (a) transfers or distributions of shares of common stock or any security convertible into shares of common stock to current or former general or limited partners, managers or members, stockholders, other equityholders or direct or indirect affiliates (within the meaning of Rule 405 under the Securities Act) of the holder, or to the estates of any of the foregoing or (b) transfers or distributions to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the holder or affiliates of the holder (including, for the avoidance of doubt, where the holder is a partnership, to its general partner or a successor partnership or fund, or any other funds managed by such partnership); provided that, in the case of any transfer or distribution pursuant to this clause (3), (i) each transferee, donee or distributee shall sign and deliver a lock-up agreement, (ii) no filing under Section 16(a) of the Exchange Act or other public announcement reporting a reduction in beneficial ownership of shares of common stock shall be required or shall be voluntarily made during the restricted period (other than a required filing on Schedule 13D, 13F or 13G) and (iii) such transfer shall not involve a disposition for value;

(4)

(a) sales of shares of common stock made pursuant to a 10b5-1 Trading Plan that has been entered into prior to the date of the relevant lock-up agreement, a copy of which had been provided to Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC and their counsel, provided that to the extent a public announcement or filing under the Exchange Act, if any, is required regarding any such sales, such announcement or filing shall include a statement to the effect that any sales were effected pursuant to such 10b5-1 Trading Plan and no other public announcement shall be required or shall be made voluntarily in connection with such sales or (b) facilitating the establishment or amendment of a 10b5-1 Trading Plan, provided that (i) such 10b5-1 Trading Plan does not provide for the transfer of shares of common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required regarding the establishment or amendment of such 10b5-1 Trading Plan during the restricted period, such announcement or filing shall include a statement to the effect that no transfer of shares of common stock may be made under such 10b5-1 Trading Plan during the restricted period;

(5)

the transfer of shares of common stock or any other securities to us to satisfy any tax, including estimated tax, remittance, or other payment obligations of the holder arising in connection with a vesting event of our securities, upon the settlement of restricted stock units or the payment due for the exercise of options (including a transfer to us for the “net” or “cashless” exercise of options) or other rights to purchase our securities, in all such cases pursuant to equity awards granted under our equity incentive plan or other equity award plan described in this prospectus or in a document incorporated by reference herewith; provided, that any remaining shares of common stock or other securities received upon such vesting, settlement or exercise shall be subject to the terms of the lock-up agreement; and provided further, that no public disclosure or filing shall be made voluntarily during the restricted period and, to the extent a filing under Section 16(a) of the Exchange Act is required during the restricted period as a result of transfers made pursuant to this clause (5), it shall clearly indicate that the filing relates to the circumstances described in this clause (5), including that the securities remain subject to the terms of the lock-up agreement;

(6)

the transfer of shares of common stock or any other securities that occurs by operation of law pursuant to a qualified domestic order or other court order in connection with a divorce settlement, provided that (a) the transferee shall sign and deliver a lock-up agreement, (b) no public disclosure or filing shall be voluntarily made during the restricted period and (c) any filing required under Section 16(a) of the Exchange Act during the restricted period shall clearly indicate in the footnotes thereto that the filing relates to the circumstances described in this clause (6);

(7)

transfers to us (a) from any of our employees upon death, disability or termination of employment, in each case, of such employee or (b) pursuant to any contractual arrangement described in this prospectus, any document incorporated by reference herewith, or in an exhibit filed with the registration statement related to this offering and disclosed to Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC that provides for the repurchase of shares of common stock in connection with the termination of the holder’s employment with or service to us; provided that in the case of clause (B), no public disclosure or filing under Section 16(a) of the Exchange Act shall be required or shall be voluntarily made during the restricted period within the first 60 days after the date of this prospectus, and after such 60th day, to the extent a filing under Section 16(a) of the Exchange Act is required during the restricted period as a result of transfers made pursuant to this clause (7), it shall clearly indicate that the filing relates to the circumstances described in this clause (7) and no public disclosure or filing shall be voluntarily made; or

(8)

the transfer of shares of common stock or any other securities pursuant to a bona fide third- party tender offer, merger, consolidation or other similar transaction that is approved by our board of directors, made to all holders of common stock involving a change of control, provided that, in the event that the tender offer, merger, consolidation or other such transaction is not completed, the common stock owned by the holder shall remain subject to the restrictions contained in the lock-up agreement.

Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.

In order to facilitate the offering of the common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of common stock in the open market to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

We, the selling stockholder and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

Selling Restrictions

Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area (each, a Relevant State), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the EU Prospectus Regulation (as defined below), except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the EU Prospectus Regulation:

(i)	to any legal entity which is a qualified investor as defined under the EU Prospectus Regulation;

(ii)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the EU Prospectus Regulation), subject to obtaining the prior consent of the representatives; or

(iii)	in any other circumstances falling within Article 1(4) of the EU Prospectus Regulation,

provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the EU Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the EU Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, and the expression “EU Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).

United Kingdom

Each underwriter has represented and agreed that:

(i)

it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(ii)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

(i)	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation (as defined below);

(ii)

to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(iii)	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

This prospectus is only for distribution to and directed at: (i) in the United Kingdom, persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the Order), and high net worth entities falling within Article 49(2)(a) to (d) of the Order; (ii) persons who are outside the United Kingdom; and (iii) any other person to whom it can otherwise be lawfully distributed (all such persons together, Relevant Persons). Any investment or investment activity to which this prospectus relates is available only to and will be engaged in only with Relevant Persons, and any person who is not a Relevant Person should not rely on it.

Hong Kong

The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The shares of common stock have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person (as defined below) or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” means any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the shares of common stock were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of common stock, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore (as modified or amended from time to time, the SFA)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares of common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(i)

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(ii)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor;

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the securities pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the SIX) or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to us, the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offering of shares will not be supervised by, the Swiss Financial Market Supervisory

Authority FINMA, and the offering of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (the DFSA). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the Corporations Act), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring the shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Israel

In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 - 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 - 1968, including if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the Addressed Investors); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 - 1968, subject to certain conditions (the Qualified Investors). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase shares of common stock in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 - 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 - 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 - 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 - 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 - 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

LEGAL MATTERS

The validity of the shares of common stock offered hereby will be passed upon for us by Cooley LLP, New York, New York. The underwriters are being represented by Latham & Watkins LLP, San Diego, California. The selling stockholder is being represented by Goodwin Procter LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We are subject to the information and periodic and current reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. The SEC maintains a website at www.sec.gov that contains reports, proxy statements and other information regarding companies that file electronically with it. Our periodic and current reports, proxy statements and other information are available at www.sec.gov.

We also maintain a website at https://cgoncology.com.You may access our proxy statements, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The reference to our website address does not constitute incorporation by reference of the information contained on our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock. We have included our website address in this prospectus solely as an inactive textual reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus.

We incorporate by reference in this prospectus and the registration statement of which this prospectus form a part the information or documents listed below that we have filed with the SEC, and any future filings we will make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement:

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 26, 2024;

•

our Quarterly Reports on Form 10-Q for the three months ended March 31, 2024, filed with the SEC on May 9, 2024, the three months ended June  30, 2024, filed with the SEC on August 8, 2024, and the three months ended September  30, 2024, filed with the SEC on November 12, 2024;

•	our Current Reports on Form 8-K (other than information furnished rather than filed), filed with the SEC on January 30, 2024, February 16, 2024, May 3, 2024, May 24, 2024 and December 5, 2024; and

•

the description of our common stock which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed on January  22, 2024, as updated by Exhibit 4.3 of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on March 26, 2024, including any amendments or reports filed for the purpose of updating such description.

We will furnish at no cost to you, on written or oral request, a copy of any or all of the reports or documents incorporated by reference in this prospectus, including exhibits to these documents. You should direct any requests for documents to CG Oncology, Inc., 400 Spectrum Center Drive, Suite 2040, Irvine, CA 92618.

You also may access these filings on our website at https://cgoncology.com. We do not incorporate the information on our website in this prospectus or any supplement to this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus or any supplement to this prospectus (other than those filings with the SEC that we specifically incorporate by reference in this prospectus or any supplement to this prospectus).

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed modified, superseded or replaced for purposes of this prospectus to the extent that a statement contained in this prospectus modifies, supersedes or replaces such statement.

You may read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov. We are subject to the information and reporting requirements of the Exchange Act, and, in accordance with this law, we must file periodic reports, proxy statements and other information with the SEC. These reports, proxy statements and other information are available on the website of the SEC referred to above.

8,000,000 Shares

Common Stock

Prospectus

Morgan Stanley	Goldman Sachs & Co. LLC	TD Cowen	Stifel

LifeSci Capital

December 12, 2024